UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 2, 2011

ACTIVISION BLIZZARD, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-15839	95-4803544
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3100 Ocean Park Boulevard, Santa Monica, CA	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (310) 255-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  On March 2, 2011, Activision Blizzard, Inc. (the “Company”) received notice from Douglas P.  Morris that he was resigning from the Company’s Board of Directors (the “Board”) effective as of the close of business on March 4, 2011.

(d)  Effective immediately following Mr. Morris’s resignation, Lucian Grainge will serve as member of the Board until his successor is duly elected or appointed and qualified or until the earlier of his death, resignation or removal.  As Mr. Morris was a “Vivendi Designee” within the meaning of the Company’s Bylaws, in accordance with those Bylaws, Mr. Grainge was appointed by the Vivendi Nominating Committee, a subcommittee of our Nominating and Corporate Governance Committee comprised solely of Vivendi Designees.

As a Vivendi Designee, Mr. Grainge will not receive any cash compensation from the Company in connection with his service on the Board.  Pursuant to the Company’s Bylaws, he is entitled to receive the equity needed to satisfy any stock ownership requirements applicable to him.

Mr. Grainge is the Chairman and Chief Executive Officer of Universal Music Group, a wholly owned subsidiary of Vivendi, S.A.  Subsidiaries of the Company are party to a number of agreements with Universal Music Group and its affiliates pertaining to the licensing of master recordings and compositions for our games and for marketing and promotional purposes. During 2010, we paid an aggregate of approximately $11.8 million in royalties and other fees (including fees relating to the marketing of artists whose music was licensed for our games) to Universal Music Group and its affiliates for those uses.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2011	ACTIVISION BLIZZARD, INC.

	By:	/s/ Chris B. Walther
Chris B. Walther
Chief Legal Officer